Exhibit 23

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-84826, 333-99693 and 333-129949) and on Form S-8 (Nos. 333-59281, 333-64389, 333-78317, 333-64300, 333-103752, 333-120393, 333-123424 and 333-134607) of L-3 Communications Holdings, Inc. and subsidiaries of our report dated February 28, 2007 relating to the financial statements, management’s assessments of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
February 28, 2007